                                    QUAIL RUN
                                3509 LAKE AVENUE
                            COLUMBIA, SOUTH CAROLINA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 27, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: QUAIL RUN
    3509 LAKE AVENUE
    COLUMBIA, RICHLAND COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 332 units with a total of 411,920 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 34.45 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 93% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 27, 2003 is:

                                     ($17,400,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                /s/ Frank Fehribach
                                -------------------
July 3, 2003                    Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
David Johnsen, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS PAGE 3
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary..........................................................    4
Introduction...............................................................    9
Area Analysis..............................................................   11
Market Analysis............................................................   14
Site Analysis  ............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure........................................................   18
Sales Comparison Approach..................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 4
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Quail Run
LOCATION:                          3509 Lake Avenue
                                   Columbia, South Carolina

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 27, 2003
DATE OF REPORT:                    July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                            34.45 acres, or 1,500,642 square feet
  Assessor Parcel No.:             R16712-04-02
  Floodplain:                      Community Panel No. 45079C0115 G (January 19,
                                   1994)

                                   Flood Zone X, an area outside the floodplain.
  Zoning:                          RG-2 (General Residential)

BUILDING:
  No. of Units:                    332 Units
  Total NRA:                       411,920 Square Feet
  Average Unit Size:               1,241 Square Feet
  Apartment Density:               9.6 units per acre
  Year Built:                      1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                             Market Rent
                                 Square  ------------------    Monthly     Annual
Unit Type                         Feet   Per Unit    Per SF    Income      Income
---------                        ------  --------   -------  ----------  ----------
1Br/1Ba - 1A10                    840    $   590    $  0.70  $   18,880  $  226,560
1Br/1.5Ba - 1A15 (TH)             870    $   600    $  0.69  $    4,800  $   57,600
1Br/1Ba -1B10                     970    $   590    $  0.61  $   11,800  $  141,600
1Br/1.5Ba - 1B15 (Loft)           850    $   590    $  0.69  $    4,720  $   56,640
1Br/1Ba - 1C10                  1,050    $   600    $  0.57  $   24,000  $  288,000
2Br/1.5Ba - 2A15                1,250    $   650    $  0.52  $   13,000  $  156,000
2Br/2Ba - 2A20                  1,280    $   725    $  0.57  $   84,100  $1,009,200
3Br/2Ba - 3 (A-B-C-20)          1,550    $   840    $  0.54  $   73,080  $  876,960
3Br/2Ba - 3 D-20                1,550    $ 1,099    $  0.71  $    1,099  $   13,188
                                                    -------------------------------
                                                    Total    $  235,479  $2,825,748
                                                    ===============================

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 5
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

OCCUPANCY:                                        93%
ECONOMIC LIFE:                                    45 Years
EFFECTIVE AGE:                                    20 Years
REMAINING ECONOMIC LIFE:                          25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                               [PICTURE]

         ENTRANCE TO QUAIL RUN                  STREET SCENE FACING WEST

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 6
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
 As Vacant:                    Hold for future multi-family development
 As Improved:                  Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 7
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                          Amount             $/Unit
                                          ------             ------
DIRECT CAPITALIZATION
Potential Rental Income                 $2,825,748           $8,511
Effective Gross Income                  $2,754,031           $8,295
Operating Expenses                      $1,193,462           $3,595           43.3% of EGI
Net Operating Income:                   $1,477,569           $4,451

Capitalization Rate                     8.50%
DIRECT CAPITALIZATION VALUE             $17,400,000 *        $52,410 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                          10 years
2002 Economic Vacancy                   13%
Stabilized Vacancy & Collection Loss:   9%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            10.00%
Discount Rate                           11.00%
Selling Costs                           2.00%
Growth Rates:
  Income                                3.00%
  Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE              $17,200,000 *        $51,807 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $17,400,000          $52,410 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $32,862 to $56,667
  Range of Sales $/Unit (Adjusted)      $45,000 to $56,727
VALUE INDICATION - PRICE PER UNIT       $17,300,000 *        $52,108 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales    4.91 to 6.68
  Selected EGIM for Subject             6.25
  Subject's Projected EGI               $2,754,031
EGIM ANALYSIS CONCLUSION                $17,200,000 *        $51,807 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $16,600,000 *        $50,000 / UNIT

RECONCILED SALES COMPARISON VALUE       $17,000,000          $51,205 / UNIT

-----------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY PAGE 8
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                $17,300,000
  NOI Per Unit                                  $16,600,000
  EGIM Multiplier                               $17,200,000
INDICATED VALUE BY SALES COMPARISON             $17,000,000   $51,205 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                 $17,400,000
  Discounted Cash Flow Method:                  $17,200,000
INDICATED VALUE BY THE INCOME APPROACH          $17,400,000   $52,410 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:            $17,400,000   $52,410 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 9
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3509 Lake Avenue, Columbia, Richland County, South Carolina. Columbia identifies it as R16712-04-02.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by David Johnsen, MAI on May 27, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. David Johnsen, MAI assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and David Johnsen, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 27, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
  MARKETING PERIOD:                 6 to 12 months
  EXPOSURE PERIOD:                  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Quail Run IV Ltd. Partnership. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS PAGE 11
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Columbia, South Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - I-77
West   - North Trenholm Road
South  - Route 12
North  - Decker Boulevard

MAJOR EMPLOYERS

Major employers in the subject's area include Fort Jackson (US Army) and the University of South Carolina School of Medicine. Downtown Columbia is within a twenty minute drive of the subject property.. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS PAGE 12
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                                   ----------------------------------------
CATEGORY                           1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS       MSA
--------                           ------------  ------------  ------------       ---
POPULATION TRENDS
Current Population                     6,619        49,228       137,284       551,370
5-Year Population                      6,376        49,022       136,264       589,900
% Change CY-5Y                          -3.7%         -0.4%         -0.7%          7.0%
Annual Change CY-5Y                     -0.7%         -0.1%         -0.1%          1.4%

HOUSEHOLDS
Current Households                     2,109        18,069        53,816       211,176
5-Year Projected Households            1,986        18,473        55,159       232,278
% Change CY - 5Y                        -5.8%          2.2%          2.5%         10.0%
Annual Change CY-5Y                     -1.2%          0.4%          0.5%          2.0%

INCOME TRENDS
Median Household Income             $ 39,562      $ 40,669      $ 34,827      $ 40,596
Per Capita Income                   $ 23,636      $ 23,433      $ 21,388      $ 21,559
Average Household Income            $ 71,737      $ 64,066      $ 54,795      $ 56,291

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                             HOUSING TRENDS

                                                   AREA
                             ---------------------------------------------
CATEGORY                     1-MI. RADIUS      3-MI. RADIUS   5-MI. RADIUS    MSA
--------                     ------------      ------------   ------------    ---
HOUSING TRENDS
% of Households Renting         40.48%            34.14%         41.55%      29.64%
5-Year Projected % Renting      36.77%            34.28%         42.02%      29.06%

% of Households Owning          47.33%            59.41%         51.31%      63.62%
5-Year Projected % Owning       50.61%            59.50%         51.07%      64.71%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS PAGE 13
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Single-family
South  - Multi-family
East   - I-77
West   - Single-family

CONCLUSIONS
The subject is well located within the city of Columbia. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS PAGE 14
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Columbia in Richland County. The overall pace of development in the subject's market is more or less stable. There are no new apartment projects in the vicinity of the subject property. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                          Region                   Submarket
------                          ------                   ---------
Oct. '00                         8.4%                      10.7%
April '01                        8.4%                       8.5%
Oct. '01                         9.2%                       7.7%
April '02                        8.7%                       6.8%
Oct. '02                         8.0%                       6.7%

Source: Carolina's Real Data

Occupancy trends in the subject's market are a increasing. Historically speaking, the subject's submarket has outperformed the overall market. This market has been exhibiting a decrease in the overall vacancy rate. The East Columbia submarket contains 6,448 apartment units, representing 26.2% of the overall Columbia market.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                          Region   % Change   Submarket   % Change
------                          ------   --------   ---------   --------
Oct. '00                         $595        -        $649          -
April '01                        $601      1.0%       $655        0.9%
Oct. '01                         $613      2.0%       $664        1.4%
April '02                        $619      1.0%       $673        1.4%
Oct. '02                         $624      0.8%       $679        0.9%

Source: Carolina's Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS PAGE 15
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.            Property Name        Units  Ocpy.  Year Built          Proximity to subject
  ---            -------------        -----  -----  ----------          --------------------
R-1       42 Magnolia                  196    98%      1993         1 mile west of the subject
R-2       Pines at Forest Lake         312    82%      1970         1/2 mile west of the subject
R-3       Wellesley Place              100    90%      1975         1 mile north of the subject
R-4       Hunt Club Village            200    90%      1986         2 miles north of the subject
R-5       The Chimneys at Brookfield   259    93%      1974         4 miles west of the subject
Subject   Quail Run                    332    93%      1972

Overall, this submarket displays higher average rental rates when compared to the overall market.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION PAGE 16
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
   Site Area                  34.45 acres, or 1,500,642 square feet
   Shape                      Irregular
   Topography                 Slightly slope
   Utilities                  All necessary utilities are available to the site.
   Soil Conditions            Stable
   Easements Affecting Site   None other than typical utility easements
   Overall Site Appeal        Good
   Flood Zone:
     Community Panel          45079C0115 G, dated January 19, 1994
     Flood Zone               Zone X
   Zoning                     RG-2, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                             ASSESSED VALUE - 2002
                    ---------------------------------------     TAX RATE /     PROPERTY
PARCEL NUMBER          LAND        BUILDING       TOTAL         MILL RATE       TAXES
-------------       ----------    ----------    -----------     ---------      --------
R16712-04-02        $1,205,750    $9,454,097    $10,659,847      0.02065       $220,077

IMPROVEMENT ANALYSIS
   Year Built                1972
   Number of Units           332
   Net Rentable Area         411,920 Square Feet
   Construction:
     Foundation              Reinforced concrete slab
     Frame                   Heavy or light wood
     Exterior Walls          Brick or masonry
     Roof                    Composition shingle over a wood truss structure
   Project Amenities         Amenities at the subject include a swimming pool,
                             tennis court, laundry room, business office, and
                             parking area.
   Unit Amenities            Individual unit amenities include a balcony, cable
                             TV connection, and washer dryer connection.
                             Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION PAGE 17
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

Unit Mix:

                                            Unit Area
Unit Type                 Number of Units   (Sq. Ft.)
-----------------------------------------------------
1Br/1Ba - 1A10                 32               840
1Br/1.5Ba - 1A15 (TH)           8               870
1Br/1Ba -1B10                  20               970
1Br/1.5Ba - 1B15 (Loft)         8               850
1Br/1Ba - 1C10                 40             1,050
2Br/1.5Ba - 2A15               20             1,250
2Br/2Ba - 2A20                116             1,280
3Br/2Ba - 3 (A-B-C-20)         87             1,550
3Br/2Ba - 3 D-20                1             1,550

Overall Condition                    Average
Effective Age                        20 years
Economic Life                        45 years
Remaining Economic Life              25 years
Deferred Maintenance                 None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 332-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE PAGE 18
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                 VALUATION PROCEDURE PAGE 19
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.          SALES COMPARISON APPROACH  PAGE 21
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                                COMPARABLE
             DESCRIPTION                                SUBJECT                    I - 1
----------------------------------------------------------------------------------------------------------
 Property Name                             Quail Run                        Raintree
LOCATION:

 Address                                   3509 Lake Avenue                 3500 Fernandina Road
 City, State                               Columbia, South Carolina         Columbia, SC
 County                                    Richland                         Lexington
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                    411,920                          148,380
 Year Built                                1972                             1972
 Number of Units                           332                              138
 Unit Mix:                                           Type            Total    Type                Total
                                           1Br/1Ba - 1A10              32   1Br/1Ba                 20
                                           1Br/1.5Ba - 1A15 (TH)        8   1Br/1.5Ba               12
                                           1Br/1Ba -1B10               20   2Br/1.5Ba              100
                                           1Br/1.5Ba - 1B15 (Loft)      8   3Br/2.5Ba                6
                                           1Br/1Ba - 1C10              40
                                           2Br/1.5Ba - 2A15            20
                                           2Br/2Ba - 2A20             116
                                           3Br/2Ba - 3 (A-B-C-20)      87
                                           3Br/2Ba - 3 D-20             1
 Average Unit Size (SF)                    1,241                            1,075
 Land Area (Acre)                          34.4500                          7.7700
 Density (Units/Acre)                      9.6                              17.8
 Parking Ratio (Spaces/Unit)               0.00                             N/A
 Parking Type (Gr., Cov., etc.)            Open                             Open
CONDITION:                                 Good                             Good
APPEAL:                                    Good                             Good
AMENITIES:
 Pool/Spa                                  Yes/No                           Yes/No
 Gym Room                                  No                               No
 Laundry Room                              Yes                              Yes
 Secured Parking                           No                               No
 Sport Courts                              No                               No
 Washer/Dryer Connection                   Yes                              Yes
OCCUPANCY:                                 93%                              91%
TRANSACTION DATA:
 Sale Date                                                                  January, 2002
 Sale Price ($)                                                             $4,535,000
 Grantor                                                                    Raintree Garden Associates
 Grantee                                                                    Fernandina Properties
 Sale Documentation                                                         Book 6944, Page 80
 Verification                                                               Lexington County Records
 Telephone Number
ESTIMATED PRO-FORMA:                                                          Total $   $/Unit     $/SF
--------------------------------------------------------------------------------------------------------
 Potential Gross Income                                                     $1,015,373  $7,358     $6.84
 Vacancy/Credit Loss                                                        $   91,384  $  662     $0.62
                                                                            ----------------------------
 Effective Gross Income                                                     $  923,989  $6,696     $6.23
 Operating Expenses                                                         $  483,000  $3,500     $3.26
                                                                            ----------------------------
 Net Operating Income                                                       $  440,989  $3,196     $2.97
--------------------------------------------------------------------------------------------------------
NOTES:                                                                      None
 PRICE PER UNIT                                                                         $32,862
 PRICE PER SQUARE FOOT                                                                  $ 30.56
 EXPENSE RATIO                                                                             52.3%
 EGIM                                                                                      4.91
 OVERALL CAP RATE                                                                          9.72%
 Cap Rate based on Pro Forma or Actual Income?                                        PRO FORMA

                                                         COMPARABLE                 COMPARABLE
             DESCRIPTION                                    I - 2                      I - 3
---------------------------------------------------------------------------------------------------------
 Property Name                              Ashton at Longcreek            Stoneycreek
LOCATION:
 Address                                    1401 Longcreek Drive           18 Berry Hill Road
 City, State                                Columbia, SC                   Columbia, SC
 County                                     Richland                       Lexington
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                     220,100                        183,724
 Year Built                                 1974                           1969
 Number of Units                            220                            196
 Unit Mix:                                   Type                  Total    Type                Total
                                            1Br/1Ba                  64    1Br/1Ba                88
                                            2Br/2Ba                 140    2Br/1.5Ba               8
                                            3Br/2Ba                  16    2Br/2Ba               100
 Average Unit Size (SF)                     1,000                          937
 Land Area (Acre)                           13.0200                        10.5700
 Density (Units/Acre)                       16.9                           18.5
 Parking Ratio (Spaces/Unit)                N/A                            N/A
 Parking Type (Gr., Cov., etc.)             Open                           Open
CONDITION:                                  Good                           Good
APPEAL:                                     Good                           Good
AMENITIES:
 Pool/Spa                                   Yes/No                         Yes/No
 Gym Room                                   No                             No
 Laundry Room                               Yes                            Yes
 Secured Parking                            No                             No
 Sport Courts                               No                             No
 Washer/Dryer Connection                    Yes                            Yes
OCCUPANCY:                                  93%                            96%
TRANSACTION DATA:
 Sale Date                                  February, 2001                 February, 2001
 Sale Price ($)                             $9,600,000                     $7,249,000
 Grantor                                    Intermark Associates, II       Intermark Associates
 Grantee                                    AHF-Ahston and Stoneycreek     AHF-Ashton and Stoneycreek
                                            LLC                            LLC
 Sale Documentation                         Book R0483, Page 2162          Book 6191, Page 182
 Verification                               Richland County Records        Lexington County Records
 Telephone Number
ESTIMATED PRO-FORMA:                         Total $     $/Unit     $/SF    Total $    $/Unit    $/SF
------------------------------------------------------------------------------------------------------
 Potential Gross Income                     $1,544,592   $7,021     $7.02  $1,318,608  $6,728    $7.18
 Vacancy/Credit Loss                        $  108,121   $  491     $0.49  $   65,930  $  336    $0.36
                                           ------------------------------ ----------------------------
 Effective Gross Income                     $1,436,471   $6,529     $6.53  $1,252,678  $6,391    $6.82
 Operating Expenses                         $  660,800   $3,004     $3.00  $  632,932  $3,229    $3.45
                                           -----------------------------------------------------------
 Net Operating Income                       $  775,671   $3,526     $3.52  $  619,746  $3,162    $3.37
-------------------------------------------------------------------------------------------------------
NOTES:                                      None                           None
 PRICE PER UNIT                                          $43,636                       $36,985
 PRICE PER SQUARE FOOT                                   $ 43.62                       $ 39.46
 EXPENSE RATIO                                              46.0%                         50.5%
 EGIM                                                       6.68                          5.79
 OVERALL CAP RATE                                           8.08%                         8.55%
 Cap Rate based on Pro Forma or Actual
   Income?                                              PRO FORMA                     PRO FORMA

                                                      COMPARABLE                     COMPARABLE
             DESCRIPTION                                 I - 4                          I - 5
---------------------------------------------------------------------------------------------------------
 Property Name                              St. Andrews                    Broad River Trace
LOCATION:
 Address                                    601 St. Andrews Road           551 River Hill Circle
 City, State                                Columbia, SC                   Columbia, SC
 County                                     Lexington                      Richland
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                     255,650                        257,340
 Year Built                                 1973                           1998
 Number of Units                            224                            240
 Unit Mix:                                   Type                Total      Type                  Total
                                            1Br/1Ba                40      1Br/1Ba                  84
                                            2Br/1.5Ba              64      2Br/2Ba                 120
                                            2Br/2Ba                88      3Br/2Ba                  36
                                            3Br/2Ba                32
 Average Unit Size (SF)                     1,141                          1,072
 Land Area (Acre)                           16.8600                        38.7400
 Density (Units/Acre)                       13.3                           6.2
 Parking Ratio (Spaces/Unit)                N/A                            N/A
 Parking Type (Gr., Cov., etc.)             Open                           Garage, Open
CONDITION:                                  Good                           Excellent
APPEAL:                                     Good                           Excellent
AMENITIES:
 Pool/Spa                                   Yes/No                         Yes/Yes
 Gym Room                                   No                             Yes
 Laundry Room                               Yes                            Yes
 Secured Parking                            No                             Yes
 Sport Courts                               Yes                            Yes
 Washer/Dryer Connection                    Yes                            Yes
OCCUPANCY:                                  90%                            97%
TRANSACTION DATA:
 Sale Date                                  September, 2000                April, 2000
 Sale Price ($)                             $8,000,000                     $13,600,000
 Grantor                                    Alliance GT4 LP                Broad River Trace, LLC
 Grantee                                    UDR South Carolina Trust       SG Broad River Trace-Cola
                                                                           LLC
 Sale Documentation                         Book 6014, Page 2              Book R0403, Page 1489
 Verification                               Lexington County Records       Richland County Records
 Telephone Number
ESTIMATED PRO-FORMA:                         Total $     $/Unit    $/SF     Total $     $/Unit     $/SF
--------------------------------------------------------------------------------------------------------
 Potential Gross Income                     $1,745,280   $7,791    $6.83   $2,163,600   $9,015     $8.41
 Vacancy/Credit Loss                        $  174,528   $  779    $0.68   $  108,130   $  451     $0.42
                                            ------------------------------------------------------------
 Effective Gross Income                     $1,570,752   $7,012    $6.14   $2,055,470   $8,564     $7.99
 Operating Expenses                         $  785,376   $3,506    $3.07   $  839,477   $3,498     $3.26
                                            ------------------------------------------------------------
 Net Operating Income                       $  785,376   $3,506    $3.07   $1,215,993   $5,067     $4.73
--------------------------------------------------------------------------------------------------------
NOTES:                                      None                           None
 PRICE PER UNIT                                          $35,714                        $56,667
 PRICE PER SQUARE FOOT                                   $ 31.29                        $ 52.85
 EXPENSE RATIO                                              50.0%                          40.8%
 EGIM                                                       5.09                           6.62
 OVERALL CAP RATE                                           9.82%                          8.94%
 Cap Rate based on Pro Forma or Actual
   Income?                                             PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $32,862 to $56,667 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $45,000 to $56,727 per unit with a mean or average adjusted price of $51,558 per unit. The median adjusted price is $51,922 per unit. Based on the following analysis, we have concluded to a value of $52,000 per unit, which results in an "as is" value of $17,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                                        COMPARABLE                 COMPARABLE
             DESCRIPTION                   SUBJECT                        I - 1                      I - 2
             -----------                   -------                       -----                      -----
Property Name                           Quail Run                Raintree                   Ashton at Longcreek

  Address                               3509 Lake Avenue         3500 Fernandina Road       1401 Longcreek Drive
  City                                  Columbia, South Carolina Columbia, SC               Columbia, SC
  Sale Date                                                      January, 2002              February, 2001
  Sale Price ($)                                                 $4,535,000                 $9,600,000
  Net Rentable Area (SF)                411,920                  148,380                    220,100
  Number of Units                       332                      138                        220
  Price Per Unit                                                 $32,862                    $43,636
  Year Built                            1972                     1972                       1974
  Land Area (Acre)                      34.4500                  7.7700                     13.0200
VALUE ADJUSTMENTS                          DESCRIPTION              DESCRIPTION      ADJ.  DESCRIPTION          ADJ.
  Property Rights Conveyed              Fee Simple Estate        Fee Simple Estate    0%    Fee Simple Estate    0%
  Financing                                                      Cash To Seller       0%    Cash To Seller       0%
  Conditions of Sale                                             Arm's Length         0%    Arm's Length         0%
  Date of Sale (Time)                                            01-2002              0%    02-2001              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                      $32,862                    $43,636
  Location                                                       Inferior            30%    Inferior            10%
  Number of Units                       332                      138                  0%    220                  0%
  Quality / Appeal                      Good                     Inferior            20%    Inferior            10%
  Age / Condition                       1972                     1972 / Good          0%    1974 / Good          0%
  Occupancy at Sale                     93%                      91%                  0%    93%                  0%
  Amenities                             Good                     Inferior             5%    Inferior             5%
  Average Unit Size (SF)                1,241                    1,075                3%    1,000                5%
PHYSICAL ADJUSTMENT                                                                  58%                        30%
FINAL ADJUSTED VALUE ($/UNIT)                                            $51,922                     $56,727

                                            COMPARABLE              COMPARABLE                COMPARABLE
             DESCRIPTION                      I - 3                   I - 4                     I - 5
             -----------                      -----                   -----                     -----
Property Name                           Stoneycreek             St. Andrews               Broad River Trace

  Address                               18 Berry Hill Road      601 St. Andrews Road      551 River Hill Circle
  City                                  Columbia, SC            Columbia, SC              Columbia, SC
  Sale Date                             February, 2001          September, 2000           April, 2000
  Sale Price ($)                        $7,249,000              $8,000,000                $13,600,000
  Net Rentable Area (SF)                183,724                 255,650                   257,340
  Number of Units                       196                     224                       240
  Price Per Unit                        $36,985                 $35,714                   $56,667
  Year Built                            1969                    1973                      1998
  Land Area (Acre)                      10.5700                 16.8600                   38.7400
VALUE ADJUSTMENTS                          DESCRIPTION    ADJ.     DESCRIPTION      ADJ.     DESCRIPTION       ADJ.
  Property Rights Conveyed              Fee Simple Estate  0%   Fee Simple Estate    0%   Fee Simple Estate     0%
  Financing                             Cash To Seller     0%   Cash To Seller       0%   Cash To Seller        0%
  Conditions of Sale                    Arm's Length       0%   Arm's Length         0%   Arm's Length          0%
  Date of Sale (Time)                   02-2001            0%   09-2000              5%   04-2000               5%
  VALUE AFTER TRANS. ADJUST. ($/UNIT)          $36,985                   $37,500                   $59,500
  Location                              Inferior          10%   Comparable           0%   Inferior             10%
  Number of Units                       196                0%   224                  0%   240                   0%
  Quality / Appeal                      Inferior          20%   Inferior            20%   Superior            -10%
  Age / Condition                       1969 / Good        0%   1973 / Good          0%   1998 / Excellent    -10%
  Occupancy at Sale                     96%                0%   90%                  0%   97%                   0%
  Amenities                             Inferior           5%   Comparable           0%   Superior             -5%
  Average Unit Size (SF)                937                5%   1,141                0%   1,072                 3%
PHYSICAL ADJUSTMENT                                       40%                       20%                       -12%
FINAL ADJUSTED VALUE ($/UNIT)                  $51,779                 $45,000                       $52,360

SUMMARY

VALUE RANGE (PER UNIT)                          $45,000    TO    $    56,727
MEAN (PER UNIT)                                 $51,558
MEDIAN (PER UNIT)                               $51,922
VALUE CONCLUSION (PER UNIT)                     $52,000

VALUE INDICATED BY SALES COMPARISON APPROACH                     $17,264,000
ROUNDED                                                          $17,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                             NOI PER UNIT COMPARISON

                        SALE PRICE                NOI/        SUBJECT NOI
COMPARABLE   NO. OF     ----------            -----------   --------------   ADJUSTMENT     INDICATED
    NO.      UNITS      PRICE/UNIT     OAR      NOI/UNIT    SUBJ. NOI/UNIT     FACTOR       VALUE/UNIT
------------------------------------------------------------------------------------------------------
   I-1       138     $ 4,535,000      9.72%   $   440,989    $ 1,477,569         1.393        $ 45,768
                                                             $    32,862       $ 3,196        $  4,451
   I-2       220     $ 9,600,000      8.08%   $   775,671    $ 1,477,569         1.262        $ 55,081
                                                             $    43,636       $ 3,526        $  4,451
   I-3       196     $ 7,249,000      8.55%   $   619,746    $ 1,477,569         1.408        $ 52,056
                                                             $    36,985       $ 3,162        $  4,451
   I-4       224     $ 8,000,000      9.82%   $   785,376    $ 1,477,569         1.269        $ 45,334
                                                             $    35,714       $ 3,506        $  4,451
   I-5       240     $13,600,000      8.94%   $ 1,215,993    $ 1,477,569         0.878        $ 49,776
                     $    56,667              $     5,067    $     4,451

                PRICE/UNIT
------------------------------------------
   Low       High      Average      Median
-------------------------------------------
$ 45,334   $ 55,081   $ 49,603     $ 49,776

VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
------------------------------------------------
Estimated Price                      $    50,000
                                     -----------
Number of Units                              332
                                     -----------
Value Based on NOI Analysis          $16,600,000
                    Rounded          $16,600,000

The adjusted sales indicate a range of value between $45,334 and $55,081 per unit, with an average of $49,603 per unit. Based on the subject's competitive position within the improved sales, a value of $50,000 per unit is estimated. This indicates an "as is" market value of $16,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS
The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE   NO. OF  ----------     EFFECTIVE    OPERATING                SUBJECT
    NO.      UNITS   PRICE/UNIT   GROSS INCOME    EXPENSE       OER    PROJECTED OER      EGIM
----------------------------------------------------------------------------------------------
I-1           138   $ 4,535,000   $   923,989    $ 483,000     52.27%                     4.91
                    $    32,862
I-2           220   $ 9,600,000   $ 1,436,471    $ 660,800     46.00%                     6.68
                    $    43,636
I-3           196   $ 7,249,000   $ 1,252,678    $ 632,932     50.53%     43.34%          5.79
                    $    36,985
I-4           224   $ 8,000,000   $ 1,570,752    $ 785,376     50.00%                     5.09
                    $    35,714
I-5           240   $13,600,000   $ 2,055,470    $ 839,477     40.84%                     6.62
                    $    56,667

                       EGIM
 Low          High       Average        Median
4.91          6.68         5.82          5.79

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
Estimate EGIM                                 6.25
                                       -----------
Subject EGI                            $ 2,754,031
                                       -----------
Value Based on EGIM Analysis           $17,212,692
                     Rounded           $17,200,000
    Value Per Unit                     $    51,807

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.34% before reserves. The comparable sales indicate a range of expense ratios from 40.84% to 52.27%, while their EGIMs range from 4.91 to 6.68. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $17,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $17,000,000.

Price Per Unit                       $17,300,000
NOI Per Unit                         $16,600,000
EGIM Analysis                        $17,200,000

Sales Comparison Conclusion          $17,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                          Average
                         Unit Area  -------------------
       Unit Type         (Sq. Ft.)   Per Unit    Per SF   %Occupied
-------------------------------------------------------------------
1Br/1Ba - 1A10              840       $  557     $ 0.66      84.4%
1Br/1.5Ba - 1A15 (TH)       870       $  584     $ 0.67     100.0%
1Br/1Ba -1B10               970       $  560     $ 0.58      80.0%
1Br/1.5Ba - 1B15 (Loft)     850       $  596     $ 0.70      87.5%
1Br/1Ba - 1C10             1050       $  563     $ 0.54      95.0%
2Br/1.5Ba - 2A15           1250       $  619     $ 0.50      80.0%
2Br/2Ba - 2A20             1280       $  684     $ 0.53     100.0%
3Br/2Ba - 3 (A-B-C-20)     1550       $  828     $ 0.53      92.0%
3Br/2Ba - 3 D-20           1550       $1,099     $ 0.71     100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                  RENT ANALYSIS

                                                                                   COMPARABLE RENTS
                                                              ----------------------------------------------------------
                                                                  R-1          R-2         R-3        R-4        R-5
                                                              ----------------------------------------------------------
                                                                                                                  The
                                                                             Pines at   Wellesley  Hunt Club Chimneys at
                                                              42 Magnolia  Forest Lake    Place     Village   Brookfield
                                                              ----------------------------------------------------------
                                            SUBJECT  SUBJECT                       COMPARISON TO SUBJECT
                            SUBJECT UNIT    ACTUAL   ASKING   ----------------------------------------------------------
      DESCRIPTION               TYPE         RENT     RENT      Superior    Inferior    Inferior    Similar     Inferior
------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - 1A10    $   557  $   609    $  763       $  489      $   525    $   560     $   497
Unit Area (SF)                                  840      840       741          700        1,000        750         929
Monthly Rent Per Sq. Ft.                    $  0.66  $  0.73    $ 1.03       $ 0.70      $  0.53    $  0.75     $  0.53

Monthly Rent              1Br/1.5Ba -       $   584  $   629
Unit Area (SF)            1A15 (TH)             870      870
Monthly Rent Per Sq. Ft.                    $  0.67  $  0.72

Monthly Rent              1Br/1Ba -1B10     $   560  $   609
Unit Area (SF)                                  970      970
Monthly Rent Per Sq. Ft.                    $  0.58  $  0.63

Monthly Rent              1Br/1.5Ba - 1B15  $   596  $   629
Unit Area (SF)            (LOFT)                850      850
Monthly Rent Per Sq. Ft.                    $  0.70  $  0.74

Monthly Rent              1Br/1Ba - 1C10    $   563  $   619
Unit Area (SF)                                1,050    1,050
Monthly Rent Per Sq. Ft.                    $  0.54  $  0.59

Monthly Rent              2Br/1.5Ba -       $   619  $   729                 $  529                 $   610     $   580
Unit Area (SF)            2A15                1,250    1,250                    800                   1,000         950
Monthly Rent Per Sq. Ft.                    $  0.50  $  0.58                 $ 0.66                 $  0.61     $  0.61

Monthly Rent              2Br/2Ba - 2A20    $   684  $   739    $  913                   $   625    $   650     $   588
Unit Area (SF)                                1,280    1,280     1,017                     1,250      1,100       1,111
Monthly Rent Per Sq. Ft.                    $  0.53  $  0.58    $ 0.90                   $  0.50    $  0.59     $  0.53

Monthly Rent              3Br/2Ba - 3 (A-B  $   828  $   849    $1,450       $  642      $   725    $   770     $   699
Unit Area (SF)            C-20)               1,550    1,550     1,485        1,015        1,550      1,200       1,291
Monthly Rent Per Sq. Ft.                    $  0.53  $  0.55    $ 0.98       $ 0.63      $  0.47    $  0.64     $  0.54

Monthly Rent              3Br/2Ba - 3 D-20  $ 1,099  $ 1,099
Unit Area (SF)                                1,550    1,550
Monthly Rent Per Sq. Ft.                    $  0.71  $  0.71

      DESCRIPTION           MIN       MAX     MEDIAN  AVERAGE
-------------------------------------------------------------
Monthly Rent              $   489   $   763  $   525  $   567
Unit Area (SF)                700     1,000      750      824
Monthly Rent Per Sq. Ft.  $  0.53   $  1.03  $  0.70  $  0.71

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

Monthly Rent              $   529   $   610  $   580  $   573
Unit Area (SF)                800     1,000      950      917
Monthly Rent Per Sq. Ft.  $  0.61   $  0.66  $  0.61  $  0.63

Monthly Rent              $   588   $   913  $   638  $   694
Unit Area (SF)              1,017     1,250    1,106    1,119
Monthly Rent Per Sq. Ft.  $  0.50   $  0.90  $  0.56  $  0.63

Monthly Rent              $   642   $ 1,450  $   725  $   857
Unit Area (SF)              1,015     1,550    1,291    1,308
Monthly Rent Per Sq. Ft.  $  0.47   $  0.98  $  0.63  $  0.65

Monthly Rent
Unit Area (SF)
Monthly Rent Per Sq. Ft.

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                         GROSS RENTAL INCOME PROJECTION

                                                         Market Rent
                                          Unit Area  -------------------       Monthly      Annual
       Unit Type         Number of Units (Sq. Ft.)   Per Unit      Per SF       Income      Income
----------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10                  32            840    $    590      $ 0.70      $ 18,880   $  226,560
1Br/1.5Ba - 1A15 (TH)            8            870    $    600      $ 0.69      $  4,800   $   57,600
1Br/1Ba - 1B10                  20            970    $    590      $ 0.61      $ 11,800   $  141,600
1Br/1.5Ba - 1B15 (Loft)          8            850    $    590      $ 0.69      $  4,720   $   56,640
1Br/1Ba - 1C10                  40          1,050    $    600      $ 0.57      $ 24,000   $  288,000
2Br/1.5Ba - 2A15                20          1,250    $    650      $ 0.52      $ 13,000   $  156,000
2Br/2Ba - 2A20                 116          1,280    $    725      $ 0.57      $ 84,100   $1,009,200
3Br/2Ba - 3 (A-B-C-20)          87          1,550    $    840      $ 0.54      $ 73,080   $  876,960
3Br/2Ba - 3 D-20                 1          1,550    $  1,099      $ 0.71      $  1,099   $   13,188
                                                                    Total      $235,479   $2,825,748

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                            FISCAL YEAR      2000    FISCAL YEAR     2001      FISCAL YEAR     2002      FISCAL YEAR     2003
                           ------------------------  -----------------------   ----------------------    -----------------------
                                      ACTUAL                  ACTUAL                    ACTUAL              MANAGEMENT BUDJECT
                           ------------------------  -----------------------   ----------------------    -----------------------
       DESCRIPTION             TOTAL       PER UNIT     TOTAL      PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
--------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $2,715,420   $    8,179   $2,780,225   $    8,374   $2,721,458   $    8,197   $2,738,500   $    8,248

  Vacancy                  $  241,416   $      727   $  177,179   $      534   $  268,773   $      810   $  191,500   $      577
  Credit Loss/Concessions  $  137,467   $      414   $  168,017   $      506   $   92,140   $      278   $   44,940   $      135
                           -----------------------------------------------------------------------------------------------------
    Subtotal               $  378,883   $    1,141   $  345,196   $    1,040   $  360,913   $    1,087   $  236,440   $      712

  Laundry Income           $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue      $  150,753   $      454   $  175,578   $      529   $  179,692   $      541   $  171,600   $      517
                           -----------------------------------------------------------------------------------------------------
    Subtotal Other Income  $  150,753   $      454   $  175,578   $      529   $  179,692   $      541   $  171,600   $      517
                           -----------------------------------------------------------------------------------------------------
Effective Gross Income     $2,487,290   $    7,492   $2,610,607   $    7,863   $2,540,237   $    7,651   $2,673,660   $    8,053

Operating Expenses
  Taxes                    $  198,623   $      598   $  194,467   $      586   $  225,475   $      679   $  198,867   $      599
  Insurance                $   40,557   $      122   $   69,668   $      210   $   67,481   $      203   $   73,718   $      222
  Utilities                $  159,166   $      479   $  190,056   $      572   $  186,680   $      562   $  180,000   $      542
  Repair & Maintenance     $  379,031   $    1,142   $  319,777   $      963   $  276,583   $      833   $  294,000   $      886
  Cleaning                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing      $   79,807   $      240   $   26,875   $       81   $   30,563   $       92   $   19,500   $       59
  General Administrative   $  278,092   $      838   $  302,670   $      912   $  217,190   $      654   $  213,690   $      644
  Management               $  129,412   $      390   $  143,053   $      431   $  132,927   $      400   $  133,568   $      402
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                           -----------------------------------------------------------------------------------------------------
Total Operating Expenses   $1,264,688   $    3,809   $1,246,566   $    3,755   $1,136,899   $    3,424   $1,113,343   $    3,353

  Reserves                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
                           -----------------------------------------------------------------------------------------------------
Net Income                 $1,222,602   $    3,683   $1,364,041   $    4,109   $1,403,338   $    4,227   $1,560,317   $    4,700
                           -----------------------------------------------------------------------------------------------------
                             ANNUALIZED      2003
                            ----------------------
                                PROJECTION                      AAA PROJECTION
                            ----------------------      ----------------------------------
       DESCRIPTION            TOTAL       PER UNIT      TOTAL      PER UNIT            %
----------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,699,332   $    8,131   $2,825,748   $    8,511        100.0%

  Vacancy                   $  428,096   $    1,289   $  169,545   $      511          6.0%
  Credit Loss/Concessions   $   92,832   $      280   $   84,772   $      255          3.0%
                            --------------------------------------------------------------
    Subtotal                $  520,928   $    1,569   $  254,317   $      766          9.0%

  Laundry Income            $        0   $        0   $        0   $        0          0.0%
  Garage Revenue            $        0   $        0   $        0   $        0          0.0%
  Other Misc. Revenue       $  186,560   $      562   $  182,600   $      550          6.5%
                            --------------------------------------------------------------
    Subtotal Other Income   $  186,560   $      562   $  182,600   $      550          6.5%
                            --------------------------------------------------------------
Effective Gross Income      $2,364,964   $    7,123   $2,754,031   $    8,295        100.0%

Operating Expenses
  Taxes                     $  202,276   $      609   $  219,120   $      660          8.0%
  Insurance                 $   71,696   $      216   $   73,040   $      220          2.7%
  Utilities                 $  198,132   $      597   $  199,200   $      600          7.2%
  Repair & Maintenance      $  201,088   $      606   $  298,800   $      900         10.8%
  Cleaning                  $        0   $        0   $        0   $        0          0.0%
  Landscaping               $        0   $        0   $        0   $        0          0.0%
  Security                  $        0   $        0   $        0   $        0          0.0%
  Marketing & Leasing       $   39,752   $      120   $   33,200   $      100          1.2%
  General Administrative    $  230,468   $      694   $  232,400   $      700          8.4%
  Management                $  118,892   $      358   $  137,702   $      415          5.0%
  Miscellaneous             $        0   $        0   $        0   $        0          0.0%
                            --------------------------------------------------------------
Total Operating Expenses    $1,062,304   $    3,200   $1,193,462   $    3,595         43.3%

  Reserves                  $        0   $        0   $   83,000   $      250          7.0%
                            --------------------------------------------------------------
Net Income                  $1,302,660   $    3,924   $1,477,569   $    4,451         53.7%
                            --------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 9% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
          -------------------------------------------------
               GOING-IN                      TERMINAL
          -------------------------------------------------
          LOW          HIGH              LOW          HIGH
          -------------------------------------------------
RANGE     6.00%        10.00%            7.00%        10.00%
AVERAGE         8.14%                           8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.     SALE DATE      OCCUP.      PRICE/UNIT         OAR
---------     ---------      ------      ----------        -----
   I-1         Jan-02         91%         $32,862          9.72%
   I-2         Feb-01         93%         $43,636          8.08%
   I-3         Feb-01         96%         $36,985          8.55%
   I-4         Sep-00         90%         $35,714          9.82%
   I-5         Apr-00         97%         $56,667          8.94%
                                             High          9.82%
                                              Low          8.08%
                                          Average          9.02%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $17,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                                                         QUAIL RUN
----------------------------------------------------------------------------------------------------------------------------
                YEAR                   APR-2004       APR-2005       APR-2006       APR-2007      APR-2008       APR-2009
             FISCAL YEAR                  1              2              3              4              5              6
----------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $ 2,825,748    $ 2,910,520    $ 2,997,836    $ 3,087,771    $ 3,180,404    $ 3,275,816

  Vacancy                             $   169,545    $   174,631    $   179,870    $   185,266    $   190,824    $   196,549
  Credit Loss                         $    84,772    $    87,316    $    89,935    $    92,633    $    95,412    $    98,274
  Concessions                         $         0    $         0    $         0    $         0    $         0    $         0
                                      --------------------------------------------------------------------------------------
    Subtotal                          $   254,317    $   261,947    $   269,805    $   277,899    $   286,236    $   294,823

  Laundry Income                      $         0    $         0    $         0    $         0    $         0    $         0
  Garage Revenue                      $         0    $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                 $   182,600    $   188,078    $   193,720    $   199,532    $   205,518    $   211,683
                                      --------------------------------------------------------------------------------------
    Subtotal Other Income             $   182,600    $   188,078    $   193,720    $   199,532    $   205,518    $   211,683
                                      --------------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                $ 2,754,031    $ 2,836,652    $ 2,921,751    $ 3,009,404    $ 3,099,686    $ 3,192,676

OPERATING EXPENSES:
  Taxes                               $   219,120    $   225,694    $   232,464    $   239,438    $   246,621    $   254,020
  Insurance                           $    73,040    $    75,231    $    77,488    $    79,813    $    82,207    $    84,673
  Utilities                           $   199,200    $   205,176    $   211,331    $   217,671    $   224,201    $   230,927
  Repair & Maintenance                $   298,800    $   307,764    $   316,997    $   326,507    $   336,302    $   346,391
  Cleaning                            $         0    $         0    $         0    $         0    $         0    $         0
  Landscaping                         $         0    $         0    $         0    $         0    $         0    $         0
  Security                            $         0    $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                 $    33,200    $    34,196    $    35,222    $    36,279    $    37,367    $    38,488
  General Administrative              $   232,400    $   239,372    $   246,553    $   253,950    $   261,568    $   269,415
  Management                          $   137,702    $   141,833    $   146,088    $   150,470    $   154,984    $   159,634
  Miscellaneous                       $         0    $         0    $         0    $         0    $         0    $         0
                                      --------------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES              $ 1,193,462    $ 1,229,265    $ 1,266,143    $ 1,304,128    $ 1,343,251    $ 1,383,549

  Reserves                            $    83,000    $    85,490    $    88,055    $    90,696    $    93,417    $    96,220
                                      --------------------------------------------------------------------------------------

NET OPERATING INCOME                  $ 1,477,569    $ 1,521,896    $ 1,567,553    $ 1,614,580    $ 1,663,017    $ 1,712,908
                                      ======================================================================================
  Operating Expense Ratio (% of EGI)         43.3%          43.3%          43.3%          43.3%          43.3%          43.3%
  Operating Expense Per Unit          $     3,595    $     3,703    $     3,814    $     3,928    $     4,046    $     4,167
                                      ======================================================================================
                                                  QUAIL RUN
--------------------------------------------------------------------------------------------------------------
                YEAR                      APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
             FISCAL YEAR                     7              8              9              10             11
--------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                              $ 3,374,091    $ 3,475,314    $ 3,579,573    $ 3,686,960    $ 3,797,569

  Vacancy                                $   202,445    $   208,519    $   214,774    $   221,218    $   227,854
  Credit Loss                            $   101,223    $   104,259    $   107,387    $   110,609    $   113,927
  Concessions                            $         0    $         0    $         0    $         0    $         0
                                         -----------------------------------------------------------------------
    Subtotal                             $   303,668    $   312,778    $   322,162    $   331,826    $   341,781

  Laundry Income                         $         0    $         0    $         0    $         0    $         0
  Garage Revenue                         $         0    $         0    $         0    $         0    $         0
  Other Misc. Revenue                    $   218,034    $   224,575    $   231,312    $   238,252    $   245,399
                                         -----------------------------------------------------------------------
    Subtotal Other Income                $   218,034    $   224,575    $   231,312    $   238,252    $   245,399
                                         -----------------------------------------------------------------------

EFFECTIVE GROSS INCOME                   $ 3,288,457    $ 3,387,110    $ 3,488,724    $ 3,593,385    $ 3,701,187

OPERATING EXPENSES:
  Taxes                                  $   261,641    $   269,490    $   277,575    $   285,902    $   294,479
  Insurance                              $    87,214    $    89,830    $    92,525    $    95,301    $    98,160
  Utilities                              $   237,855    $   244,991    $   252,341    $   259,911    $   267,708
  Repair & Maintenance                   $   356,783    $   367,486    $   378,511    $   389,866    $   401,562
  Cleaning                               $         0    $         0    $         0    $         0    $         0
  Landscaping                            $         0    $         0    $         0    $         0    $         0
  Security                               $         0    $         0    $         0    $         0    $         0
  Marketing & Leasing                    $    39,643    $    40,832    $    42,057    $    43,318    $    44,618
  General Administrative                 $   277,498    $   285,823    $   294,397    $   303,229    $   312,326
  Management                             $   164,423    $   169,356    $   174,436    $   179,669    $   185,059
  Miscellaneous                          $         0    $         0    $         0    $         0    $         0
                                         -----------------------------------------------------------------------

TOTAL OPERATING EXPENSES                 $ 1,425,055    $ 1,467,807    $ 1,511,841    $ 1,557,197    $ 1,603,913

  Reserves                               $    99,106    $   102,080    $   105,142    $   108,296    $   111,545
                                         -----------------------------------------------------------------------

NET OPERATING INCOME                     $ 1,764,295    $ 1,817,224    $ 1,871,740    $ 1,927,893    $ 1,985,729
                                         =======================================================================
  Operating Expense Ratio (% of EGI)            43.3%          43.3%          43.3%          43.3%          43.3%
  Operating Expense Per Unit             $     4,292    $     4,421    $     4,554    $     4,690    $     4,831
                                         =======================================================================


Estimated Stabilized NOI  $ 1,477,569   Sales Expense        2.00%
Months to Stabilized                0   Discount Rate       11.00%
Stabilized Occupancy             94.0%  Terminal Cap Rate   10.00%

 Gross Residual Sale Price  $19,857,294  Deferred Maintenance      $         0
   Less: Sales Expense      $   397,146  Add: Excess Land          $         0
                            -----------
 Net Residual Sale          $19,460,148  Other Adjustments         $         0
                                                                   -----------
 PV of Reversion            $ 6,853,562  Value Indicated by "DCF"  $17,211,427
 Add: NPV of NOI            $10,357,865          Rounded           $17,200,000
                            -----------
 PV Total                   $17,211,427

                          "DCF" VALUE SENSITIVITY TABLE

                                                         DISCOUNT RATE
                            -----------------------------------------------------------------------
      TOTAL VALUE              10.50%         10.75%         11.00%         11.25%         11.50%
---------------------------------------------------------------------------------------------------
                    9.50%   $18,155,284    $17,860,499    $17,572,141    $17,290,046    $17,014,058
                    9.75%   $17,961,760    $17,671,300    $17,387,159    $17,109,180    $16,837,206
TERMINAL CAP RATE  10.00%   $17,777,912    $17,491,560    $17,211,427    $16,937,357    $16,669,197
                   10.25%   $17,603,033    $17,320,588    $17,044,267    $16,773,915    $16,509,384
                   10.50%   $17,436,480    $17,157,758    $16,885,067    $16,618,257    $16,357,180

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                    QUAIL RUN

                                            TOTAL     PER SQ. FT.  PER UNIT    %OF EGI
                                            -----     -----------  --------    -------
REVENUE
  Base Rent                              $ 2,825,748    $  6.86    $  8,511

  Less: Vacancy & Collection Loss 9.00%  $   254,317    $  0.62    $    766

  Plus: Other Income
    Laundry Income                       $         0    $  0.00    $      0      0.00%
    Garage Revenue                       $         0    $  0.00    $      0      0.00%
    Other Misc. Revenue                  $   182,600    $  0.44    $    550      6.63%
                                         --------------------------------------------
      Subtotal Other Income              $   182,600    $  0.44    $    550      6.63%

EFFECTIVE GROSS INCOME                   $ 2,754,031    $  6.69    $  8,295

OPERATING EXPENSES:
  Taxes                                  $   219,120    $  0.53    $    660      7.96%
  Insurance                              $    73,040    $  0.18    $    220      2.65%
  Utilities                              $   199,200    $  0.48    $    600      7.23%
  Repair & Maintenance                   $   298,800    $  0.73    $    900     10.85%
  Cleaning                               $         0    $  0.00    $      0      0.00%
  Landscaping                            $         0    $  0.00    $      0      0.00%
  Security                               $         0    $  0.00    $      0      0.00%
  Marketing & Leasing                    $    33,200    $  0.08    $    100      1.21%
  General Administrative                 $   232,400    $  0.56    $    700      8.44%
  Management                      5.00%  $   137,702    $  0.33    $    415      5.00%
  Miscellaneous                          $         0    $  0.00    $      0      0.00%

TOTAL OPERATING EXPENSES                 $ 1,193,462    $  2.90    $  3,595     43.34%

  Reserves                               $    83,000    $  0.20    $    250      3.01%
                                         --------------------------------------------
NET OPERATING INCOME                     $ 1,477,569    $  3.59    $  4,451     53.65%

  "GOING IN" CAPITALIZATION RATE                8.50%

  VALUE INDICATION                       $17,383,166    $ 42.20    $ 52,359

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)     $17,383,166

                             ROUNDED     $17,400,000    $ 42.24    $ 52,410

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE        ROUNDED     $/UNIT     $/SF
--------------------------------------------------------
  7.75%     $19,065,408   $19,100,000   $57,530   $46.37
  8.00%     $18,469,614   $18,500,000   $55,723   $44.91
  8.25%     $17,909,929   $17,900,000   $53,916   $43.46
  8.50%     $17,383,166   $17,400,000   $52,410   $42.24
  8.75%     $16,886,505   $16,900,000   $50,904   $41.03
  9.00%     $16,417,435   $16,400,000   $49,398   $39.81
  9.25%     $15,973,720   $16,000,000   $48,193   $38.84

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $17,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

     Discounted Cash Flow Analysis       $17,200,000
     Direct Capitalization Method        $17,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $17,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION PAGE 38
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

     Cost Approach                      Not Utilized
     Sales Comparison Approach          $17,000,000
     Income Approach                    $17,400,000
     Reconciled Value                   $17,400,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 27, 2003 the market value of the fee simple estate in the property is:

                                   $17,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                               [PICTURE]

         ENTRANCE TO QUAIL RUN                 STREET SCENE FACING WEST

               [PICTURE]                               [PICTURE]

           EXTERIOR - OFFICE                     INTERIOR - CLUBHOUSE

               [PICTURE]                               [PICTURE]

       SWIMMING POOL - CLUBHOUSE                     TENNIS COURTS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

               [PICTURE]                               [PICTURE]

    EXTERIOR - APARTMENT BUILDINGS          EXTERIOR - APARTMENT BUILDINGS

               [PICTURE]                               [PICTURE]

         INTERIOR - LIVING ROOM                   INTERIOR - BEDROOM

               [PICTURE]                               [PICTURE]

          INTERIOR - BEDROOM                      INTERIOR - BATHROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                   EXHIBIT B
                          SUMMARY OF RENT COMPARABLES
                         AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

   COMPARABLE I-1                  COMPARABLE I-2               COMPARABLE I-3
      RAINTREE                  ASHTON AT LONGCREEK              STONEYCREEK
3500 Fernandina Road           1401 Longcreek Drive          18 Berry Hill Road
    Columbia, SC                   Columbia, SC                 Columbia, SC

     [PICTURE]                       [PICTURE]                   [PICTURE]

    COMPARABLE I-4                 COMPARABLE I-5
     ST. ANDREWS                 BROAD RIVER TRACE
601 St. Andrews Road           551 River Hill Circle
     Columbia, SC                   Columbia, SC

      [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
        DESCRIPTION                                      SUBJECT                                         R - 1
------------------------------------------------------------------------------------------------------------------------------------
 Property Name                    Quail Run                                         42 Magnolia
 Management Company               AIMCO                                             Carter-Haston
LOCATION:
 Address                          3509 Lake Avenue                                  5150 Forest Drive
 City, State                      Columbia, South Carolina                          Columbia, SC
 County                           Richland                                          Richland
 Proximity to Subject                                                               1 mile west of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)           411,920                                           186,984
 Year Built                       1972                                              1993
 Effective Age                    20                                                10
 Building Structure Type          Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)   Open                                              Garage, Open
 Number of Units                  332                                               196
 Unit Mix:                                 Type             Unit   Qty.  Mo. Rent           Type             Unit   Qty.      Mo.
                                  1 1Br/1Ba - 1A10            840   32    $  557     1 1BD/1BA - Type 1        674   24      $  710
                                  2 1Br/1.5Ba - 1A15 (TH)     870    8    $  584     1 1BD/1BA - Type 2        775   48      $  790
                                  3 1Br/1Ba - 1B10            970   20    $  560     7 2BD/2BA - Type 1        954   72      $  845
                                  4 1Br/1.5Ba - 1B15 (Loft)   850    8    $  596     7 2BD/2BA - Type 2      1,072   28      $  970
                                  5 1Br/1Ba - 1C10          1,050   40    $  563     7 2BD/2BA - Type 3      1,387    8      $1,325
                                  6 2Br/1.5Ba - 2A15        1,250   20    $  619     8 3BD/2BA               1,485   16      $1,450
                                  7 2Br/2Ba - 2A20          1,280  116    $  684
                                  8 3Br/2Ba - 3 (A-B-C-)    1,550   87    $  828
                                  9 3Br/2Ba - 3 D-20        1,550    1    $1,099
 Average Unit Size (SF)           1,241                                             954
 Unit Breakdown:                    Efficiency          0%  2-Bedroom      51%        Efficiency        0%    2-Bedroom      55%
                                    1-Bedroom          26%  3-Bedroom      23%        1-Bedroom        37%    3-Bedroom       8%
CONDITION:                        Good                                              Good
APPEAL:                           Good                                              Good
AMENITIES:
 Unit Amenities                            Attach. Garage        Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                    X      Balcony          X    W/D Connect.         X    Balcony            X    W/D Connect.
                                           Fireplace                                       Fireplace
                                    X      Cable TV Ready                             X    Cable TV Ready
 Project Amenities                  X      Swimming Pool                              X    Swimming Pool
                                           Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi             Car Wash
                                           Basketball Court      BBQ Equipment             Basketball Court        BBQ Equipment
                                           Volleyball Court      Theater Room              Volleyball Court        Theater Room
                                           Sand Volley Ball      Meeting Hall              Sand Volley Ball        Meeting Hall
                                    X      Tennis Court          Secured Parking      X    Tennis Court            Secured Parking
                                           Racquet Ball     X    Laundry Room              Racquet Ball       X    Laundry Room
                                           Jogging Track    X    Business Office           Jogging Track      X    Business Office
                                           Gym Room                                   X    Gym Room
OCCUPANCY:                        93%                                               98%
LEASING DATA:
 Available Leasing Terms          6 to 15 Months                                    6 and 12 Months
 Concessions                      $50 off select units                              None
 Pet Deposit                      $400                                              $400
 Utilities Paid by Tenant:          X      Electric         X    Natural Gas          X    Electric           X    Natural Gas
                                    X      Water                 Trash                X    Water                   Trash
 Confirmation                     May 27, 2003; (Property Manager)                  June 4, 2003; (Property Manager)
 Telephone Number                 (803) 772-5737                                    (803) 790-4663
NOTES:                                                                              None

 COMPARISON TO SUBJECT:                                                             Superior

                                                        COMPARABLE                                        COMPARABLE
        DESCRIPTION                                        R - 2                                             R - 3
------------------------------------------------------------------------------------------------------------------------------------
 Property Name                     Pines at Forest Lake                              Wellesley Place
 Management Company                Pinnacle Realty                                   Intermark Management
LOCATION:
 Address                           325 Percival Road                                 3611 Ranch Road
 City, State                       Columbia, SC                                      Columbia, SC
 County                            Richland                                          Richland
 Proximity to Subject              1/2 mile west of the subject                      1 mile north of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)            248,352                                           126,200
 Year Built                        1970                                              1975
 Effective Age                     20                                                20
 Building Structure Type           Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)    Open                                              Open
 Number of Units                   312                                               100
 Unit Mix:                                 Type             Unit   Qty.     Mo.         Type                  Unit   Qty.      Mo.
                                   1 1BD/1BA - Type 1         700   56     $485      1 1BD/1BA                1,000   24      $525
                                   1 1BR/1BA - Type 2         700   31     $495      7 2BD/2BA                1,250   52      $625
                                   6 2BR/1BA - Type 1         700   55     $515      8 3BD/2BA                1,550   24      $725
                                   6 2BR/1BA - Type 2         825  100     $525
                                   6 2BR/1BA - Type 3         825   18     $555
                                   6 2BR/1BA - Type 4         955   17     $575
                                   8 3BR/1.5BA -Type 1      1,000   31     $635
                                   8 3BR/1.5BA -Type 2      1,130    4     $700

 Average Unit Size (SF)            796                                               1,262
 Unit Breakdown:                     Efficiency         0%    2-Bedroom      61%       Efficiency        0%     2-Bedroom      52%
                                     1-Bedroom         28%    3-Bedroom      11%       1-Bedroom        24%     3-Bedroom      24%
CONDITION:                         Average                                           Good
APPEAL:                            Average                                           Average
AMENITIES:
 Unit Amenities                            Attach. Garage          Vaulted Ceiling           Attach. Garage          Vaulted Ceiling
                                     X     Balcony                 W/D Connect.        X     Balcony            X    W/D Connect.
                                           Fireplace                                         Fireplace
                                     X     Cable TV Ready                              X     Cable TV Ready
 Project Amenities                   X     Swimming Pool                               X     Swimming Pool
                                           Spa/Jacuzzi             Car Wash                  Spa/Jacuzzi             Car Wash
                                           Basketball Court        BBQ Equipment             Basketball Court        BBQ Equipment
                                           Volleyball Court        Theater Room              Volleyball Court        Theater Room
                                           Sand Volley Ball        Meeting Hall              Sand Volley Ball        Meeting Hall
                                           Tennis Court            Secured Parking     X     Tennis Court            Secured Parking
                                           Racquet Ball       X    Laundry Room              Racquet Ball       X    Laundry Room
                                           Jogging Track      X    Business Office           Jogging Track      X    Business Office
                                           Gym Room                                          Gym Room
OCCUPANCY:                         82%                                               90%
LEASING DATA:
 Available Leasing Terms           6 and 12 Months                                   6 and 12 Months
 Concessions                       1 month free for all floor plans                  $50 off 2BR plan
 Pet Deposit                       $400                                              $300
 Utilities Paid by Tenant:           X     Electric           X    Natural Gas         X     Electric           X    Natural Gas
                                           Water                   Trash                     Water                   Trash
 Confirmation                      June 4, 2003; (Property Manager)                  June 4, 2003; (Property Manager)
 Telephone Number                  (803) 782-7854                                    (803) 798-4400
NOTES:                             None                                              None

 COMPARISON TO SUBJECT:            Inferior                                          Inferior

                                                       COMPARABLE                                       COMPARABLE
        DESCRIPTION                                       R - 4                                            R - 5
------------------------------------------------------------------------------------------------------------------------------------
 Property Name                     Hunt Club Village                                 The Chimneys at Brookfield
 Management Company                Owner managed                                     Alliance Management
LOCATION:
 Address                           7502 Hunt Club Road                               7501 Brookfield Road
 City, State                       Columbia, SC                                      Columbia, SC
 County                            Richland                                          Richland
 Proximity to Subject              2 miles north of the subject                      4 miles west of the subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)            180,400                                           268,842
 Year Built                        1986                                              1974
 Effective Age                     10                                                20
 Building Structure Type           Brick & wood siding walls; asphalt shingle roof   Brick & wood siding walls; asphalt shingle roof
 Parking Type (Gr., Cov., etc.)    Open                                              Open
 Number of Units                   200                                               259
 Unit Mix:                                  Type             Unit   Qty.     Mo.             Type            Unit   Qty.     Mo.
                                   0 1BD/1BA - Efficiency    550     16     $490     1 1BD/1BA - Type 1        850   56     $495
                                   1 1BD/1BA                 750     88     $560     1 1BD/1BA - Type 2      1,077   30     $500
                                   6 2BD/1BA               1,000      8     $610     6 2BD/1.5BA               950   64     $580
                                   7 2BD/2BA               1,100     80     $650     7 2BR/2BA               1,100   48     $580
                                   8 3BD/2BA               1,200      8     $770     7 2BR/2.5BA             1,135   22     $605
                                                                                     8 3BR/2BA - Type 1      1,150    8     $695
                                                                                     8 3BR/2BA - Type 2      1,318   20     $695
                                                                                     8 3BR/2.5BA             1,344   11     $710
 Average Unit Size (SF)            902                                               1,038
 Unit Breakdown:                     Efficiency        8%    2-Bedroom       44%       Efficiency        0%    2-Bedroom      52%
                                     1-Bedroom        44%    3-Bedroom        4%       1-Bedroom        33%    3-Bedroom      15%
CONDITION:                         Good                                              Good
APPEAL:                            Good                                              Good
AMENITIES:
 Unit Amenities                           Attach. Garage     X   Vaulted Ceiling           Attach. Garage       X    Vaulted Ceiling
                                     X    Balcony            X   W/D Connect.          X   Balcony             X    W/D Connect.
                                     X    Fireplace                                    X   Fireplace
                                     X    Cable TV Ready                               X   Cable TV Ready
 Project Amenities                   X    Swimming Pool                                X   Swimming Pool
                                     X    Spa/Jacuzzi            Car Wash                  Spa/Jacuzzi              Car Wash
                                          Basketball Court       BBQ Equipment             Basketball Court         BBQ Equipment
                                          Volleyball Court       Theater Room              Volleyball Court         Theater Room
                                          Sand Volley Ball       Meeting Hall              Sand Volley Ball         Meeting Hall
                                     X    Tennis Court           Secured Parking       X   Tennis Court             Secured Parking
                                          Racquet Ball           Laundry Room          X   Racquet Ball        X    Laundry Room
                                          Jogging Track      X   Business Office           Jogging Track       X    Business Office
                                          Gym Room                                     X   Gym Room
OCCUPANCY:                         90%                                               93%
LEASING DATA:
 Available Leasing Terms           12 Months                                         Flexible
 Concessions                       None                                              1 month free for 12 months lease
 Pet Deposit                       $125                                              175
 Utilities Paid by Tenant:           X    Electric           X    Natural Gas          X   Electric            X    Natural Gas
                                          Water                   Trash                    Water                    Trash
 Confirmation                      June 4, 2003; (Property Manager)                  June 4, 2003; (Property Manager)
 Telephone Number                  (803) 736-5050                                    (803) 788-0539
NOTES:                             Full-size washer/dryer in each unit               None

 COMPARISON TO SUBJECT:            Similar                                           Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     COMPARABLE R-1                 COMPARABLE R-2           COMPARABLE R-3
      42 MAGNOLIA                PINES AT FOREST LAKE        WELLESLEY PLACE
   5150 Forest Drive              325 Percival Road          3611 Ranch Road
     Columbia, SC                    Columbia, SC              Columbia, SC

       [PICTURE]                      [PICTURE]                 [PICTURE]

     COMPARABLE R-4                 COMPARABLE R-5
   HUNT CLUB VILLAGE          THE CHIMNEYS AT BROOKFIELD
  7502 Hunt Club Road            7501 Brookfield Road
     Columbia, SC                    Columbia, SC

       [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and David Johnsen, MAI provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                -s- Frank Fehribach
                                                ------------------------
                                                  Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                        South Carolina Temporary Practice Permit
                                                        #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation       Mr. Fehribach has experience in valuations for resort hotels;
                Class A office buildings; Class A multifamily complexes;
                industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION       University of Texas - Arlington
                  Master of Science - Real Estate
                University of Dallas
                  Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE           State of Arizona
CERTIFICATIONS    Certified General Real Estate Appraiser, #30828

                State of Arkansas
                  State Certified General Appraiser, #CG1387N

                State of Colorado
                  Certified General Appraiser, #CG40000445

                State of Georgia
                  Certified General Real Property Appraiser, #218487

                State of Michigan
                  Certified General Appraiser, #1201008081

                State of Texas
                  Real Estate Salesman License, #407158 (Inactive)

                State of Texas
                  State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

PROFESSIONAL    Appraisal Institute, MAI Designated Member
AFFILIATIONS    Candidate Member of the CCIM Institute pursuing Certified
                Commercial Investment Member (CCIM) designation

PUBLICATIONS    "An Analysis of the Determinants of Industrial Property
                Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr.
                Mark Eakin, The Journal of Real Estate Research, Vol. 8, No. 3,
                Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
QUAIL RUN, COLUMBIA, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.